Exhibit 10.4

INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT ("Agreement") is made and entered into in duplicate this 18th day of March, 2009 between GWS Technologies, Inc., a Delaware corporation having a principal place of business at 15455 N. Greenway-Hayden Loop, Suite C4, Scottsdale, AZ 85260 ("Employer"), and Eric Johnson ("Holder"), with respect to the following facts:

Pursuant and subject to the Employer's 2007 Stock Option Plan, a copy of which is furnished to the Holder with a copy of this Agreement and the provisions of which, by this reference, are made a part of this Agreement as though specified completely and specifically verbatim in this Agreement (the "Plan"), the Employer's Board of Directors has determined that it is in the best interests of the Employer and its stockholders to grant the Option provided for herein to the Holder. The parties agree as follows:

Option Granted

1. Employer grants to Holder an Option to purchase 500,000 shares of $.001 par value common stock of Employer at a purchase price of $0.25 per share ("Option"), such Option being further subject to the provisions of the Plan, as administered by the Option Committee or the entire Board in the event there is no standing Option Committee.

Time of Exercise of Option

2. The Holder may exercise the Option at any time, and from time to time, during the exercise period, which begins on March 18, 2009 and terminates on March 18, 2012, so long as at all times, beginning with the date of the grant of the Option and ending thirty (30) days prior to the date of exercise, or twelve (12) months prior to the date of exercise, if Holder is disabled within the meaning of Internal Revenue Code Section 22(e)(3), Holder remains employed by the Employer. For purposes of this Agreement, "employment" and "employed" mean that Employee is employed by Employer or a parent or subsidiary corporation of Employer or is a consultant to the Employer during that time.

Method of Exercise

3. The Option shall be exercised by written notice delivered to Employer at its principal place of business, specifying the number of shares of common stock of Employer for which the Option is being exercised. The notice must be accompanied by payment (by cash, check, or other means of payment as specified by the Option Committee or the entire Board in the event that there is no standing Option Committee) for the amount of the purchase price for the shares of common stock of Employer purchased pursuant to the exercise of the Option.

Capital Adjustments

4.(a) The existence of the Option shall not affect in any way the right or power of Employer or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in Employer's capital structure or its business, or any merger or consolidation of Employer or any issue of bonds, debentures, preferred stock having a preference to or affecting Employer's common stock or the rights thereof, or the issuance of any securities convertible into any such common stock or of any rights, options, or warrants to purchase any such common stock, or the dissolution or liquidation of Employer, any sale or transfer of all or any part of its assets or business, or any other act or proceeding of Employer, whether of a similar character or otherwise.

(b) The securities with respect to which the Option is granted are shares of the common stock of Employer as presently constituted, but if and whenever, prior to the delivery by Employer of all the shares of the common stock with respect to which the Option is granted, Employer shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of such common stock outstanding without receiving compensation therefore in money, services, or property, the number of shares of such common stock then remaining subject to the Option shall be adjusted as specified in the Plan, and as determined by the Employer's Option Committee or Board of Directors.

Merger and Consolidation

5. (a) Following the merger of one or more corporations with and into Employer or any consolidation of Employer and one or more corporations in which Employer is the surviving corporation, the exercise of the Option shall apply to the shares of common stock of the surviving corporation.

(b) Notwithstanding any other provision of this Agreement, the Option shall terminate on the dissolution or liquidation of Employer.

Representations of Employer

6. During such time as the Option remains outstanding and unexpired, Employer will reserve for issuance, upon the exercise of the Option, the number of shares of Employer's common stock that are subject to the Option. The shares of Employer's common stock subject to the Option, when issued, shall be fully paid and nonassessable. Holder will pay, when due and payable, any federal, state or other personal income tax payable by Holder because of (i) the grant of the Option; (ii) the issuance of any shares of the Employer's common stock upon exercise thereof; or (iii) any subsequent disposition of such shares.

Withholding Taxes

7. If Employer determines that it is required to withhold federal, state or local tax as a result of the exercise of the Option, Holder, as a condition to the exercise of the Option, shall make arrangements satisfactory to Employer to enable it to satisfy such withholding requirements.

Committee Determination Final

8. The interpretation of the Plan and this Agreement, including any inconsistency between the two documents, shall be reserved to and made by the Option Committee, which is the Committee of the Board of Directors of Employer provided for in the Plan. The Option Committee's determinations shall be final as between the parties hereto, unless otherwise determined by the Board of Directors of Employer.

Transfer of Option

9. During Holder's lifetime, the Option shall be exercisable only by Holder. The Option shall not be transferable by Holder, other than by the laws of descent and distribution upon Holder's death. In the event of Holder's death during employment or during the applicable period after termination of employment specified in Paragraph 2 of this Agreement, Holder's personal representatives may exercise any portion of the Option that remains unexercised at the time of Holder's death; provided, however, that any such exercise must be made, if at all, during the period within one year after Holder's death.

Rights as Shareholder

10. Holder will not be deemed to be a holder of any shares of Employer's common stock pursuant to the exercise of the Option until Holder pays the purchase price therefor and a stock certificate is delivered to Holder for those shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is delivered.

IN WITNESS WHEREOF, the parties have made and entered into this Agreement in duplicate on the date specified in its preamble.

EMPLOYER	HOLDER
GWS Technologies, Inc.,
a Delaware corporation
By: /s/ Richard Reincke	/s/ Eric Johnson
Its: Secretary	Eric Johnson

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